Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2021 RESULTS AND PROVIDES 2022 GUIDANCE

•Fourth-Quarter 2021 Financial Results
◦Revenues of $2.196 Billion
◦GAAP Net Income of $69 Million
◦Adjusted EBITDA (non-GAAP)1 of $909 Million
◦GAAP Cash Generated from Operations of $24 Million
•Full-Year 2021 Financial Results
◦Revenues of $8.434 Billion
◦GAAP Net Loss of $948 Million
◦Adjusted EBITDA (non-GAAP)1 of $3.472 Billion
◦GAAP Cash Generated from Operations of $1.426 Billion
•Full-Year 2021 Reported Revenue Grew 5% Compared to the Full Year of 2020
•Bausch Health Filed Public Registration Statements for Bausch + Lomb and Solta and Is Prepared to Launch Both IPOs2,3

LAVAL, Quebec, Feb. 23, 2022 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its fourth-quarter and full-year 2021 financial results.

“In 2021, our reported revenues grew by five percent as several of our key products gained market share, and we delivered on our near-term R&D catalysts with four new product launches,” said Joseph C. Papa, chairman and CEO, Bausch Health. “Thanks to the hard work and dedication of our employees, we achieved our goals in 2021 and have entered 2022 well positioned for continued growth.”

“We have made great progress in our efforts to unlock value by creating three great companies, including publicly filing the registration statements for the proposed IPOs of Bausch + Lomb and Solta. Our planning and preparations to launch these IPOs are substantially complete, and we are prepared to move forward, subject to market conditions, stock exchange and other approvals,” continued Mr. Papa.

Select Company Highlights
•Increased total Company reported revenue by 5% compared to the full year of 2020
•Reported revenue for XIFAXAN® (rifaximin) grew by 11% during the full year of 2021 compared to the full year of 2020
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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.
2 This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
3 The launches of the Solta Medical and Bausch + Lomb IPOs are subject to market conditions and regulatory, stock exchange and other approvals and factors.

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•Reported revenue for TRULANCE® (plecanatide), which the Company acquired in 2019, exceeded $100 million during the full year of 2021
•Reported revenue for the Solta business grew by 22% during the full year of 2021 compared to the full year of 2020
•Repaid debt by approximately $1.3 billion for the full year of 2021 using cash on hand, cash generated from operations and in connection with the divestiture of Amoun Pharmaceutical Company S.A.E. (“Amoun”)
•Launched Solta Medical’s Clear + Brilliant® Touch laser in the United States
•Launched Bausch + Lomb’s Alaway® Preservative Free (ketotifen fumarate ophthalmic solution 0.035%), antihistamine eye drops in the United States
•Launched expanded parameters for Bausch + Lomb ULTRA® Multifocal for Astigmatism contact lenses in the United States
•Launched Biotrue® Hydration Boost Lubricant Eye Drops in the United States
•ClearVisc™ dispersive ophthalmic viscosurgical device for use in ophthalmic surgery was approved by the U.S. Food and Drug Administration (“FDA”) and launched in the United States in June 2021
•Divested Amoun to Abu-Dhabi-based ADQ in July 2021
•Released the Company’s annual Environmental, Social and Governance Report in September 2021

Pipeline Advancements
•Received FDA approval of the New Drug Application (“NDA”) for XIPERE™4 (triamcinolone acetonide injectable suspension), which uses the suprachoroidal space to treat patients suffering from macular edema associated with uveitis, and launched in the United States during the first quarter of 2022
•Announced statistically significant topline results from two Phase 3 trials evaluating the investigational drug NOV035 (perfluorohexyloctane) as a first-in-class eye drop with a novel mechanism of action to treat the signs and symptoms of dry eye disease associated with Meibomian gland dysfunction; the Company expects to file an NDA with the FDA in the first half of 2022
•Announced statistically significant topline results from the second pivotal Phase 3 trial evaluating the investigational IDP-126 gel in acne vulgaris
•Entered into an agreement with Lochan LLC to develop the next generation of Bausch + Lomb’s eyeTELLIGENCE® clinical decision support software
•Initiated Phase 3 clinical trial of rifaximin soluble solid dispersion to study use of rifaximin in the prevention of hepatic encephalopathy
•Initiated Phase 2 trial to evaluate amiselimod (S1P modulator) for the treatment of mild to moderate ulcerative colitis
•Received regulatory approval for VYZULTA® (latanoprostene bunod ophthalmic solution), 0.024%, in 2021 in South Korea, Brazil, Jordan, Qatar, Thailand, Turkey, Ukraine and the United Arab Emirates, and launched in Taiwan
•Received regulatory approval for LUMIFY® (brimonidine tartrate ophthalmic solution 0.025%) redness reliever eye drops in 2021 in Jordan and South Korea

Accelerating Strategic Alternatives
Bausch Health has continued to execute upon its plans to pursue an initial public offering (“IPO”) of its Solta Medical (“Solta”) business2 and to pursue an IPO2 and full separation of its Bausch + Lomb

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4 In 2019, the Company acquired an exclusive license from Clearside Biomedical, Inc. for the commercialization and development of XIPERE™ in the United States and Canada.
5 In 2019, the Company acquired an exclusive license from Novaliq GmbH for the commercialization and development of NOV03 in the United States and Canada.

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business from Bausch Pharma.3,6 The Company has publicly filed a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) and a preliminary base PREP prospectus with each of the securities regulatory authorities in all of the provinces and territories of Canada (other than Quebec) relating to the proposed IPO of Bausch + Lomb and also has publicly filed a Registration Statement on Form S-1 with the SEC relating to the proposed IPO of Solta Medical Corporation.

Bausch Health has completed all internal procedural steps and is fully prepared to launch both the Solta and Bausch + Lomb IPOs, subject to receipt of regulatory, stock exchange and other approvals. The Company is actively monitoring market conditions to determine the paths forward.2

Fourth-Quarter and Full-Year 2021 Revenue Performance
Total reported revenues were $2.196 billion for the fourth quarter of 2021, as compared to $2.213 billion in the fourth quarter of 2020, a decrease of $17 million, or 1%.

Total reported revenues were $8.434 billion for the full year of 2021, as compared to $8.027 billion in the full year of 2020, an increase of $407 million, or 5%. Excluding the favorable impact of foreign exchange of $95 million and the impact of divestitures and discontinuations of $132 million, primarily due to the divestiture of Amoun, revenue increased organically1,7 by 6% compared to the full year of 2020.

Revenues by segment were as follows:

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6 The remainder of Bausch Health is referred to as “Bausch Pharma” and will assume a new name upon the separation of the Company’s eye health business, Bausch + Lomb.
7 Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in reported revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

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Fourth-Quarter 2021

	Three Months Ended December 31,
(in millions)	2021	2020	Reported Change	Reported Change	Change at Constant Currency[1,9] (non-GAAP)	Organic Change[1,7] (non-GAAP)
Total Bausch Health Revenues	$2,196	$2,213	($17)	(1%)	—%	3%

Bausch + Lomb segment[8]	$1,001	$947	$54	6%	7%	7%

Bausch Pharma (non-GAAP)[1,8,10]	$1,195	$1,266	($71)	(6%)	(5%)	—%
Salix segment	$559	$527	$32	6%	6%	6%
International Rx segment[8]	$276	$333	($57)	(17%)	(15%)	7%
Ortho Dermatologics segment[8]	$146	$157	($11)	(7%)	(7%)	(7%)
Diversified Products segment[8]	$214	$249	($35)	(14%)	(14%)	(14%)

Full-Year 2021

	Twelve Months Ended December 31,
(in millions)	2021	2020	Reported Change	Reported Change	Change at Constant Currency[1,9] (non-GAAP)	Organic Change[1,7] (non-GAAP)
Total Bausch Health Revenues	$8,434	$8,027	$407	5%	4%	6%

Bausch + Lomb segment[8]	$3,765	$3,415	$350	10%	9%	9%

Bausch Pharma (non-GAAP)[1,8,10]	$4,669	$4,612	$57	1%	—%	3%
Salix segment	$2,074	$1,904	$170	9%	9%	9%
International Rx segment[8]	$1,166	$1,181	($15)	(1%)	(4%)	7%
Ortho Dermatologics segment[8]	$564	$548	$16	3%	1%	1%
Diversified Products segment[8]	$865	$979	($114)	(12%)	(12%)	(11%)

Bausch + Lomb Segment8
Bausch + Lomb segment revenues were $1.001 billion for the fourth quarter of 2021, as compared to $947 million for the fourth quarter of 2020, an increase of $54 million, or 6%. Excluding the unfavorable impact of foreign exchange of $11 million and the impact of divestitures and discontinuations of $2 million, the Bausch + Lomb segment increased organically1,7 by approximately 7% compared to the fourth quarter of 2020, primarily due to higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic.
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8 In connection with the planned separation of the Company's eye health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has realigned and has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the separation. Commencing in the first quarter of 2021, the Company realigned its segment reporting structure and now operates in five reportable segments. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International Rx business unit to the Global Consumer or Global Ophtho Rx business units. Prior period presentations have been recast to conform to the current segment reporting structure.
9 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP ratio, is determined by comparing 2021 reported amounts adjusted to exclude currency impact, calculated using 2020 monthly average exchange rates, to the actual 2020 reported amounts.
10 Bausch Pharma revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

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Bausch + Lomb segment revenues were $3.765 billion for the full year of 2021, as compared to $3.415 billion for the full year of 2020, an increase of $350 million, or 10%. Excluding the favorable impact of foreign exchange of $58 million and the impact of divestitures and discontinuations of $10 million, the Bausch + Lomb segment increased organically1,7 by approximately 9% compared to the full year of 2020, primarily due to higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic.

Bausch Pharma (non-GAAP)1,8,10
Bausch Pharma revenues (non-GAAP)1,10 were $1.195 billion for the fourth quarter of 2021, as compared to $1.266 billion for the fourth quarter of 2020, a decrease of $71 million, or 6%. Excluding the unfavorable impact of foreign exchange of $6 million and the impact of divestitures and discontinuations of $70 million, revenue was flat organically.1,7

Bausch Pharma revenues (non-GAAP)1,10 were $4.669 billion for the full year of 2021, as compared to $4.612 billion for the full year of 2020, an increase of $57 million, or 1%. Excluding the favorable impact of foreign exchange of $37 million and the impact of divestitures and discontinuations of $122 million, revenue increased organically1,7 by 3%.

•Salix Segment
Salix segment reported and organic1,7 revenues were $559 million for the fourth quarter of 2021, as compared to $527 million for the fourth quarter of 2020, an increase of $32 million, or 6%. The increase was primarily driven by higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic, including sales of XIFAXAN® (rifaximin), RELISTOR® (methylnaltrexone bromide) and TRULANCE® (plecanatide), which grew by 9%, 21% and 21%, respectively, compared to the fourth quarter of 2020.

Salix segment reported and organic1,7 revenues were $2.074 billion for the full year of 2021, as compared to $1.904 billion for the full year of 2020, an increase of $170 million, or 9%. The increase was primarily driven by higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic, including sales of XIFAXAN® (rifaximin), TRULANCE® (plecanatide) and RELISTOR® (methylnaltrexone bromide), which grew by 11%, 26% and 13%, respectively, compared to the full year of 2020.

•International Rx Segment8
International Rx segment revenues were $276 million for the fourth quarter of 2021, as compared to $333 million for the fourth quarter of 2020, a decrease of $57 million, or 17%. Excluding the unfavorable impact of foreign exchange of $6 million and the impact of divestitures and discontinuations of $69 million, primarily due to the divestiture of Amoun, the International Rx segment increased organically1,7 by 7% compared to the fourth quarter of 2020.

International Rx segment revenues were $1.166 billion for the full year of 2021, as compared to $1.181 billion for the full year of 2020, a decrease of $15 million, or 1%. Excluding the favorable impact of foreign exchange of $28 million and the impact of divestitures and discontinuations of $113 million, primarily due to the divestiture of Amoun, the International Rx segment increased organically1,7 by 7% compared to the full year of 2020. The decrease in revenues was partially offset by higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic.

•Ortho Dermatologics Segment8
Ortho Dermatologics segment reported and organic1,7 revenues were $146 million for the fourth quarter of 2021, as compared to $157 million for the fourth quarter of 2020, a decrease of $11 million, or 7%, primarily driven by a decrease in net realized pricing of our medical dermatology products.

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Ortho Dermatologics segment revenues were $564 million for the full year of 2021, as compared to $548 million for the full year of 2020, an increase of $16 million, or 3%. Excluding the favorable impact of foreign exchange of $9 million, the Ortho Dermatologics segment increased organically1,7 by 1% compared to the full year of 2020, primarily driven by an increase in sales in the Thermage® and Clear + Brilliant® franchises and due to the positive impacts of the recovery from the COVID-19 pandemic, partially offset by a decrease in net realized pricing of our medical dermatology products.

•Diversified Products Segment8
Diversified Products segment reported revenues were $214 million for the fourth quarter of 2021, as compared to reported revenues of $249 million for the fourth quarter of 2020, a decrease of $35 million, or 14%. Excluding the impact of divestitures and discontinuations of $1 million, the Diversified Products segment declined organically1,7 by 14% compared to the fourth quarter of 2020, primarily attributable to a decrease in volumes.

Diversified Products segment reported revenues were $865 million for the full year of 2021, as compared to reported revenues of $979 million for the full year of 2020, a decrease of $114 million, or 12%. Excluding the impact of divestitures and discontinuations of $9 million, the Diversified Products segment declined organically1,7 by 11% compared to the full year of 2020, primarily attributable to a decrease in volumes and net realized pricing.

Operating Results
Operating income was $367 million for the fourth quarter of 2021, as compared to a loss of $5 million for the fourth quarter of 2020, a favorable change of $372 million. The change was primarily driven by a decrease in Other expense, net, and lower loss on assets held for sale and amortization, partially offset by an increase in Selling, general and administrative (SG&A) expenses primarily due to an increase in separation, separation-related, IPO and IPO-related costs.

Operating income was $450 million for the full year of 2021, as compared to operating income of $676 million for the full year of 2020, an unfavorable change of $226 million. The change was primarily driven by a goodwill impairment charge of $469 million in our Ortho Dermatologics business, an increase in SG&A expenses due to the non-recurrence of profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic and an increase in separation, separation-related, IPO and IPO-related costs, partially offset by a decrease in the amortization of intangible assets and an increase in contribution due to the positive impacts of the recovery of the COVID-19 pandemic.

Net Income/Loss
Net income for the fourth quarter of 2021 was $69 million, as compared to a net loss of $153 million for the fourth quarter of 2020, a favorable change of $222 million. The change was primarily due to the favorable change in operating income as discussed above and lower interest expense, partially offset by a decrease in benefit from income taxes.

Net loss for the full year of 2021 was $948 million, as compared to a net loss of $560 million for the full year of 2020, an unfavorable change of $388 million. The change was primarily due to the unfavorable change in operating income as discussed above and a decrease in benefit from income taxes, partially offset by lower interest expense.

Adjusted net income (non-GAAP)1 for the fourth quarter of 2021 was $463 million, as compared to $478 million for the fourth quarter of 2020, a decrease of $15 million.

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Adjusted net income (non-GAAP)1 for the full year of 2021 was $1.602 billion, as compared to $1.428 billion for the full year of 2020, an increase of $174 million.

Cash Generated from Operations
The Company generated $24 million of cash from operations in the fourth quarter of 2021, as compared to $394 million in the fourth quarter of 2020, a decrease of $370 million, or 94%. The decrease in cash from operations was primarily attributed to the timing of payments in the normal course of business, an increase in payments for legal settlements, an increase in separation, separation-related, IPO and IPO-related costs and a decrease in net cash provided by Amoun operating activities.

The Company generated $1.426 billion of cash from operations in 2021, as compared to $1.111 billion in 2020, an increase of $315 million, or 28%. The increase in cash from operations is primarily attributable to the timing of payments in the normal course of business and the positive impacts from the recovery from the COVID-19 pandemic, partially offset by an increase in payments for legal settlements, an increase in separation, separation-related, IPO and IPO-related costs and a decrease in net cash provided by Amoun operating activities.

Earnings Per Share
GAAP Earnings Per Share (“EPS”) Diluted for the fourth quarter of 2021 was $0.19, as compared to ($0.43) for the fourth quarter of 2020. GAAP EPS Diluted for the full year of 2021 was ($2.64), as compared to ($1.58) for the full year of 2020.

Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $909 million for the fourth quarter of 2021, as compared to $911 million for the fourth quarter of 2020, a decrease of $2 million. Excluding the impact of the Amoun divestiture, Adjusted EBITDA (non-GAAP)1 increased by $17 million, or 2%, compared to the fourth quarter of 2020.

Adjusted EBITDA (non-GAAP)1 was $3.472 billion for the full year of 2021, as compared to $3.294 billion for the full year of 2020, an increase of $178 million. The increase was driven by higher sales resulting from the positive impacts of the recovery from the COVID-19 pandemic, partially offset by the Adjusted EBITDA (non-GAAP)1 associated with Amoun, which was divested in July 2021.

2022 Financial Outlook
Bausch Health provided guidance for the full year of 2022 as follows:
•Full-year revenue range of $8.40 - $8.60 billion
•Full-year Adjusted EBITDA (non-GAAP)11 range of $3.45 - $3.60 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)11 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with
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11 Adjusted EBITDA, a non-GAAP measure, is GAAP net income (loss) (its most directly comparable GAAP financial measure) adjusted for certain items. For further information on this non-GAAP measure, please refer to the “Non-GAAP Information” section of this news release. In addition, please refer to the “Adjusted EBITDA (non-GAAP)” and “Net Income/Loss” sections of this news release for a discussion of the Company’s full-year 2021 Adjusted EBITDA and net loss results, respectively.

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reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)11. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights
•Bausch Health’s cash, cash equivalents, restricted cash and other settlement deposits were $2.119 billion12 at Dec. 31, 2021
•The Company’s availability under its 2023 Revolving Credit Facility was $886 million at Dec. 31, 2021
•Basic weighted average shares outstanding for the fourth quarter of 2021 were 360.0 million
•Diluted weighted average shares outstanding for the fourth quarter of 2021 were 364.1 million

Conference Call Details

Date:	Wednesday, Feb. 23, 2022
Time:	8:00 a.m. ET
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	3503759
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	8454801 (replay available until March 2, 2022)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2022 full-year guidance, the Company’s plan to pursue an IPO and full separation of its eye health business from the remainder of Bausch Health and the timing thereof, the Company’s plans to pursue an IPO of its Solta Medical business and the timing thereof, details of the Company’s product pipeline and expected regulatory
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12 Cash, cash equivalents, restricted cash and other settlement deposits at Dec. 31, 2021 includes restricted cash of $1.510 billion of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. securities litigation (which settlement agreement is subject to an objector’s appeal of the final court approval of the agreement) and the GLUMETZA® (Metformin HCL extended-release tablets) antitrust litigation.

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filings (including NOV03) and expected launches of new products (including XIPERE™) and the anticipated impact of the COVID-19 pandemic on the Company and the Company’s recovery therefrom. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its eye health business from the remainder of Bausch Health, including the expected benefits and costs of the separation transaction, the expected timing of completion of the separation transaction and its terms, (including the Company’s expectation that it will launch the IPO of the Bausch + Lomb entity when financial market conditions are favorable, subject to receipt of regulatory, stock exchange and other approvals, and the Company’s expectation that the separation transaction will be completed following the expiry of customary lockups related to the Bausch + Lomb IPO and achievement of targeted debt leverage ratios, subject to receipt of applicable shareholder and other necessary approvals), the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada Revenue Agency will be sought or obtained), the potential dis-synergy costs resulting from the separation transaction, the ability of the Company and the separated entity to satisfy the conditions required to maintain the tax-free status of the separation transaction (some of which are beyond their control), the impact of the separation transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Bausch Health is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting Bausch Health’s business. In particular, the Company can offer no assurance that any separation transaction will occur at all, or that any separation transaction will occur on the terms and timelines anticipated by the Company. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to pursue an IPO of its Solta Medical business, including the expected timing of completion of such transaction (including the Company’s expectation that it will launch such IPO when financial market conditions are favorable, subject to receipt of regulatory, stock exchange and other approvals) and the Company’s ability to complete such transaction, that market or other conditions are no longer favorable to completing the transaction on a timely basis or at all, the receipt of (or failure to receive) any shareholder, stock exchange, regulatory and other approvals required in connection with the transaction and the timing of receipt of such approvals, business disruption during the pendency of or following such transaction, diversion of management time on transaction-related issues, retention of Solta Medical management

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team members, the reaction of customers and other parties to such transaction, and the impact of such transaction on relationships with customers, suppliers, employees and other business counterparties and other events that could adversely impact the completion of such transaction, including industry or economic conditions outside of Bausch Health’s control. In particular, the Company can offer no assurance that any IPO will occur at all, or that any such transaction will occur on the timelines anticipated by the Company. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, (including with respect to current or future variants), COVID-19 vaccine immunization rates, the emergence of variant strains of COVID-19 (including the Delta and Omicron variants), and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2022 full-year guidance with respect to expectations regarding base performance and management’s belief regarding the impact of the COVID-19 pandemic and associated responses on such base performance and the operations and financial results of the Company generally, expected currency impact, the expected timing and impact of loss of exclusivity for certain of our products, expectations regarding the impact of a recall of certain Consumer products as a result of a quality issue at a third-party supplier, the impact of the Amoun divestiture, expectations regarding gross margin, adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated and the anticipated timing and extent of the Company’s R&D expense; and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: that there will be no material restrictions on access to health care products and services resulting from a possible resurgence of the virus and variant strains thereof on a global basis in 2022; there will be increased availability and use of effective vaccines; that the strict social restrictions in the first half of 2020 will not be materially re-enacted in the event of a material resurgence of the virus and variant strains thereof; that there will be an ongoing, gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic diminish over time; that the largest impact to the Company’s businesses were seen in the second quarter of 2020; that, to the extent not already achieved, our revenues will likely return to pre-pandemic levels during 2022, but that rates of recovery will vary by geography and business unit, with some regions and business units expected to lag in recovery possibly beyond 2021; and no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are incorrect, our actual results could differ materially from those described in these forward-looking statements.

Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios, including: (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change, (iii) organic revenue, (iv) constant currency and (v) Bausch Pharma revenues. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:

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•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. There were no acquisition-related costs or fair value inventory step-up for the periods presented.
•Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health and the Solta aesthetic medical device businesses from the remainder of the Company and (ii) register the eye-health and the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”) and include, but are not limited to, legal, audit and advisory fees, talent

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acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including settlement costs associated with the conversion of a portion of the Company’s defined benefit plan in Ireland to a defined contribution plan. The Company excluded these costs as this event is outside of the ordinary course of continuing operations and is infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted Net Income (non-GAAP)
Adjusted net income (non-GAAP) is net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments (including loss on assets held for sale), acquisition-related adjustments, excluding amortization, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP charges as these adjustments are described above, and amortization of intangible assets as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in

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future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Historically, management has used Adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It is management’s belief that this measure is also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, it is the Company’s belief that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that Adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

Organic Growth/Change and Organic Revenue
Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Similarly, organic revenue, a non-GAAP measure, is GAAP revenue (its most directly comparable GAAP financial measure) adjusted for these same items. Organic revenue growth/change is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic growth/change and organic revenue to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.

Organic growth/change and organic revenue reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and organic growth/change exclude from the prior

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period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2021 reported amounts adjusted to exclude currency impact, calculated using 2020 monthly average exchange rates, to the actual 2020 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

Bausch Pharma Revenues
Bausch Pharma revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period. Management believes this measure is useful for investors, as it excludes revenues from the Bausch + Lomb segment, which the Company plans to separate from the remainder of the Bausch Health business.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Revenues
Product sales	$2,175	$2,190	$8,342	$7,924
Other revenues	21	23	92	103
	2,196	2,213	8,434	8,027
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	619	637	2,361	2,202
Cost of other revenues	7	8	33	47
Selling, general and administrative	680	636	2,624	2,367
Research and development	117	119	465	452
Amortization of intangible assets	320	382	1,375	1,645
Goodwill impairments	—	—	469	—
Asset impairments, including loss on assets held for sale	21	97	234	114
Restructuring, integration, separation and IPO costs	21	9	50	22
Other expense, net	44	330	373	502
	1,829	2,218	7,984	7,351
Operating income (loss)	367	(5)	450	676
Interest income	1	2	7	13
Interest expense	(343)	(379)	(1,426)	(1,534)
Loss on extinguishment of debt	—	(8)	(62)	(59)
Foreign exchange and other	(4)	(4)	7	(30)
Income (loss) before benefit from income taxes	21	(394)	(1,024)	(934)
Benefit from income taxes	51	242	87	375
Net income (loss)	72	(152)	(937)	(559)
Net income attributable to noncontrolling interest	(3)	(1)	(11)	(1)
Net income (loss) attributable to Bausch Health Companies Inc.	$69	$(153)	$(948)	$(560)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to Bausch Health Companies Inc.	$69	$(153)	$(948)	$(560)
Non-GAAP adjustments: (a)
Amortization of intangible assets	320	382	1,375	1,645
Goodwill impairments	—	—	469	—
Asset impairments, including loss on assets held for sale	21	97	234	114
Restructuring and integration costs	9	(1)	18	11
Acquired in-process research and development costs	5	12	8	32
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	3	22	11	48
Loss on extinguishment of debt	—	8	62	59
IT infrastructure investment	10	5	27	21
Separation costs, separation-related costs, IPO costs and IPO-related costs	53	27	164	32
Legal and other professional fees	9	11	54	39
Gain on sale of assets, net	—	—	(2)	(1)
Litigation and other matters	36	295	356	422
Other	7	1	7	1
Tax effect of non-GAAP adjustments	(79)	(228)	(233)	(435)
Total non-GAAP adjustments	394	631	2,550	1,988
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$463	$478	$1,602	$1,428

(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$680	$636	$2,624	$2,367
IT infrastructure investment (a)	(10)	(5)	(27)	(21)
Legal and other professional fees (b)	(9)	(11)	(54)	(39)
Separation-related and IPO-related costs (c)	(41)	(17)	(132)	(21)
Adjusted selling, general and administrative (non-GAAP)	$620	$603	$2,411	$2,286
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$320	$382	$1,375	$1,645
Amortization of intangible assets (d)	(320)	(382)	(1,375)	(1,645)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$—	$—	$469	$—
Goodwill impairments (e)	—	—	(469)	—
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments, including loss on assets held for sale reconciliation:
GAAP Asset impairments, including loss on assets held for sale	$21	$97	$234	$114
Asset impairments, including loss on assets held for sale (f)	(21)	(97)	(234)	(114)
Adjusted asset impairments, including loss on assets held for sale (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$21	$9	$50	$22
Restructuring and integration costs (g)	(9)	1	(18)	(11)
Separation and IPO costs(c)	(12)	(10)	(32)	(11)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$44	$330	$373	$502
Litigation and other matters (h)	(36)	(295)	(356)	(422)
Acquisition-related contingent consideration (i)	(3)	(22)	(11)	(48)
Net gain on sale of assets (j)	—	—	2	1
Acquired in-process research and development costs (k)	(5)	(12)	(8)	(32)
Other (l)	$—	$(1)	$—	$(1)
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$—	$(8)	$(62)	$(59)
Loss on extinguishment of debt (m)	—	8	62	59
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(4)	$(4)	$7	$(30)
Other (l)	(7)	—	(7)	—
Adjusted Foreign exchange and other (non-GAAP)	$(11)	$(4)	$—	$(30)
Benefit from income taxes reconciliation:
GAAP Benefit from income taxes	$51	$242	$87	$375
Tax effect of non-GAAP adjustments (n)	(79)	(228)	(233)	(435)
Adjusted (provision for) benefit from income taxes (non-GAAP)	$(28)	$14	$(146)	$(60)

(a) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of "Legal and other professional fees" (see Table 2). Legal and other professional fees incurred during the three and twelve months ended December 31, 2021 and 2020 in connection with recent legal and governmental proceedings, investigations, and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(c) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Asset impairments, including loss on assets held for sale” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Gain on sale of assets, net” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(l) Represents the two components of the non-GAAP adjustment of "Other" (See Table 2).
(m) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(n) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to Bausch Health Companies Inc.	$69	$(153)	$(948)	$(560)
Interest expense, net	342	377	1,419	1,521
Benefit from income taxes	(51)	(242)	(87)	(375)
Depreciation and amortization	363	428	1,552	1,825
EBITDA	723	410	1,936	2,411
Adjustments:
Asset impairments, including loss on assets held for sale	21	97	234	114
Goodwill impairments	—	—	469	—
Restructuring and integration costs	9	(1)	18	11
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	3	22	11	48
Loss on extinguishment of debt	—	8	62	59
Share-based compensation	33	24	128	105
Separation costs, separation-related costs, IPO costs and IPO-related costs	53	27	164	32
Other adjustments:
Litigation and other matters	36	295	356	422
IT infrastructure investment	10	5	27	21
Legal and other professional fees (a)	9	11	54	39
Gain on sale of assets, net	—	—	(2)	(1)
Acquired in-process research and development costs	5	12	8	32
Other	7	1	7	1
Adjusted EBITDA (non-GAAP)	$909	$911	$3,472	$3,294

(a) Legal and other professional fees incurred during the three and twelve months ended December 31, 2021 and 2020 in connection with recent legal and governmental proceedings, investigations, and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

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Bausch Health Companies Inc.									Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2021 and 2020
(unaudited)
	Three Months Ended December 31,
	2021			2020			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuances	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch + Lomb (c)
Global Vision Care	$227	$4	$231	$213	$(1)	$212	$14	7%	$19	9%
Global Surgical	198	2	200	182	(1)	181	16	9%	19	10%
Global Consumer (c)	399	3	402	368	—	368	31	8%	34	9%
Global Ophtho Rx (c)	177	2	179	184	—	184	(7)	(4)%	(5)	(3)%
Total Bausch + Lomb	$1,001	$11	$1,012	$947	$(2)	$945	$54	6%	$67	7%

Bausch Pharma
Salix	$559	$—	$559	$527	$—	$527	$32	6%	$32	6%

International Rx (c)	276	6	282	333	(69)	264	(57)	(17)%	18	7%

Ortho Dermatologics (c)
Ortho Dermatologics (c)	57	—	57	70	—	70	(13)	(19)%	(13)	(19)%
Global Solta	89	—	89	87	—	87	2	2%	2	2%
Total Ortho Dermatologics	146	—	146	157	—	157	(11)	(7)%	(11)	(7)%

Diversified Products (c)
Neurology and Other (c)	145	—	145	160	—	160	(15)	(9)%	(15)	(9)%
Generics (c)	44	—	44	64	(1)	63	(20)	(31)%	(19)	(30)%
Dentistry	25	—	25	25	—	25	—	—%	—	—%
Total Diversified Products	214	—	214	249	(1)	248	(35)	(14)%	(34)	(14)%

Total Bausch Pharma revenues (d)	$1,195	$6	$1,201	$1,266	$(70)	$1,196	$(71)	(6)%	$5	—%

Total Bausch Health revenues	$2,196	$17	$2,213	$2,213	$(72)	$2,141	$(17)	(1)%	$72	3%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2021 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2020 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the three months ended December 31, 2021 and 2020, there were no acquisitions.

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(c)    In connection with the planned separation of the Company's eye-health business into an independently traded entity from the remainder of Bausch Health Companies Inc., the Company has realigned and has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the separation. Commencing in the first quarter of 2021, the Company realigned its segment reporting structure and now operates in five reportable segments. Also, certain products historically included in the reported results of the Generics business unit in the Diversified Products segment are included in the reported results of the Global Ophtho Rx business unit in the Bausch + Lomb segment and certain products historically included in the reported results of the Global Consumer business unit in the Bausch + Lomb segment are included in the reported results of the Neurology and Other business unit in the Diversified Products segment. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International Rx business unit to the Global Consumer or Global Ophtho Rx business unit. All segment and business unit references in this news release are to this realigned segment and business unit reporting structure and prior period presentations of results have been conformed to the current segment and business unit reporting structure to allow investors to evaluate results between periods on a constant basis.
(d)    Bausch Pharma revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

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Bausch Health Companies Inc.									Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2021 and 2020
(unaudited)
	Twelve Months Ended December 31,
	2021			2020			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch + Lomb (c)
Global Vision Care	$893	$(10)	$883	$755	$(3)	$752	$138	18%	$131	17%
Global Surgical	718	(20)	698	576	(5)	571	142	25%	127	22%
Global Consumer (c)	1,450	(18)	1,432	1,354	(1)	1,353	96	7%	79	6%
Global Ophtho Rx (c)	704	(10)	694	730	(1)	729	(26)	(4)%	(35)	(5)%
Total Bausch + Lomb	$3,765	$(58)	$3,707	$3,415	$(10)	$3,405	$350	10%	$302	9%

Bausch Pharma
Salix	$2,074	$—	$2,074	$1,904	$—	$1,904	$170	9%	$170	9%

International Rx (c)	1,166	(28)	1,138	1,181	(113)	1,068	(15)	(1)%	70	7%

Ortho Dermatologics (c)
Ortho Dermatologics (c)	256	—	256	295	—	295	(39)	(13)%	(39)	(13)%
Global Solta	308	(9)	299	253	—	253	55	22%	46	18%
Total Ortho Dermatologics	564	(9)	555	548	—	548	16	3%	7	1%

Diversified Products (c)
Neurology and Other (c)	593	—	593	666	(7)	659	(73)	(11)%	(66)	(10)%
Generics (c)	171	—	171	240	(2)	238	(69)	(29)%	(67)	(28)%
Dentistry	101	—	101	73	—	73	28	38%	28	38%
Total Diversified Products	865	—	865	979	(9)	970	(114)	(12)%	(105)	(11)%

Total Bausch Pharma revenues (d)	$4,669	$(37)	$4,632	$4,612	$(122)	$4,490	$57	1%	$142	3%

Total Bausch Health revenues	$8,434	$(95)	$8,339	$8,027	$(132)	$7,895	$407	5%	$444	6%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2021 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the twelve months ended December 31, 2020 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the twelve months ended December 31, 2021 and 2020, there were no acquisitions.

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(c)    In connection with the planned separation of the Company's eye-health business into an independently traded entity from the remainder of Bausch Health Companies Inc., the Company has realigned and has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the separation. Commencing in the first quarter of 2021, the Company realigned its segment reporting structure and now operates in five reportable segments. Also, certain products historically included in the reported results of the Generics business unit in the Diversified Products segment are included in the reported results of the Global Ophtho Rx business unit in the Bausch + Lomb segment and certain products historically included in the reported results of the Global Consumer business unit in the Bausch + Lomb segment are included in the reported results of the Neurology and Other business unit in the Diversified Products segment. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International Rx business unit to the Global Consumer or Global Ophtho Rx business unit. All segment and business unit references in this news release are to this realigned segment and business unit reporting structure and prior period presentations of results have been conformed to the current segment and business unit reporting structure to allow investors to evaluate results between periods on a constant basis.
(d)    Bausch Pharma revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2021	December 31, 2020
Cash, Cash Equivalents and Restricted Cash and Other Settlement Deposits
Cash and cash equivalents	$582	$605
Restricted cash and other settlement deposits(a)	1,537	1,211
Cash, cash equivalents and restricted cash and other settlement deposits	$2,119	$1,816

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facility	$285	$—
Term Loan Facilities	3,756	4,332
Senior Secured Notes	3,814	4,217
Senior Unsecured Notes	14,787	15,364
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	22,654	23,925
Plus: Unamortized premiums, discounts and issuance costs	216	260
Total long-term debt and other	$22,870	$24,185

Maturities of Debt Obligations
2021	$—	$—
2022	—	—
2023	285	—
2024	—	2,291
2025	9,723	10,632
2026	1,500	1,500
2027 - 2031	11,362	9,762
Total debt obligations	$22,870	$24,185

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash provided by operating activities	$24	$394	$1,426	$1,111
(a) As of December 31, 2021, Restricted cash and other settlement deposits includes $1,510 million of payments into escrow funds under the terms of settlement agreements regarding certain U.S. securities litigation (subject to an objector's appeal of the final court approval) and the Glumetza Antitrust Litigation. These payments will remain in escrow until final approval of the settlements.

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